Sub-Item 77I. Terms of New or Amended Securities

Terms of New or Amended Securities THE DREYFUS/LAUREL FUNDS, INC. DREYFUS CORE EQUITY FUND (formerly, Dreyfus Premier Core Equity Fund)

     At meetings held on July 23 and 24, 2008, the Board of Directors of The Dreyfus/Laurel Funds, Inc. (the “Company”), on behalf of Dreyfus Premier Core Equity Fund (the “Fund”), approved a proposal to modify the eligibility requirements of the Fund’s Class I shares. These changes, with respect to the Fund, were reflected in a Post Effective Amendment No. 109 (the “Amendment”) to the Company’s Registration Statement on Form N-1A. The Amendment was filed on Form POS EX with the Securities and Exchange Commission on July 24, 2008.

Sub-Item 77I. Terms of New or Amended Securities

Terms of New or Amended Securities THE DREYFUS/LAUREL FUNDS, INC. DREYFUS CORE EQUITY FUND (formerly, Dreyfus Premier Core Equity Fund)

     Effective December 3, 2008, no investments for new accounts were permitted in Class T of Dreyfus Core Equity Fund (the “Fund”), except that participants in certain group retirement plans were able to open a new account in Class T of the Fund, if the Fund was established as an investment option under the plans before December 3, 2008. After February 4, 2009 (the “Effective Date”), subsequent investments in the Fund’s Class A shares made by holders of the Fund’s Class T shares who received Class A shares of the Fund in exchange for their Class T shares will be subject to the front-end sales load schedule currently in effect for Class T shares. Otherwise, all other Class A share attributes will be in effect.

     Effective on the Effective Date, the Fund issued to each holder of its Class T shares, in exchange for said shares, Class A shares of the Fund having an aggregate net asset value equal to the aggregate net asset value of the shareholder’s Class T shares. Thereafter, the Fund no longer offered Class T shares.

     These changes, with respect to the Fund, were reflected in a Supplement to the Fund’s Prospectus and Statement of Additional information filed pursuant to Rule 497(e) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on November 3, 2008 and again on January 5, 2009.